EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2004 RESULTS
Board Approves Corporate Governance Initiatives and
Elects Two New Independent Directors

CHERRY HILL, NJ, April 28, 2004 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2004.

Net revenues for the quarter ended March 31, 2004 increased 15% to $17.0 million, compared to $14.8 million for the fourth quarter of 2003. Net income for the first quarter of 2004 was $1.0 million or $0.11 per diluted share, compared to a net loss of $885,000 or ($0.11) per diluted share for the fourth quarter of 2003.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Our first quarter results exceeded our forecast and reflect improved demand across the industry. We are benefiting from a series of new product introductions and a broader mix of sales to existing inTEST customers. We have also started selling into several promising non-traditional markets, with initial purchases by key customers in the automotive and medical industries. This is an exciting opportunity for us because our temperature management products are a good fit for numerous applications in these industries. Bookings increased 7% to $17.2 million in the first quarter of 2004, compared to $16.1 million for the fourth quarter of 2003. We expect these improved trends to continue as we build on the momentum in our business and benefit from a recovery in the broader semiconductor industry."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Operationally, we were very pleased this quarter. Our gross margin improved to 42.4% in the first quarter of 2004 from 39.9% in the fourth quarter of 2003. This is a direct result of the increase in revenues we achieved as well as a significant reduction in inventory obsolescence charges in the first quarter of 2004 compared to the prior quarter. We entered the second quarter confident in our outlook based on current customer forecasts. We expect revenues for the quarter ending June 30, 2004, to be in the range of $17.5 million to $19.0 million. However, due to an anticipated shift in product mix, with a higher percentage of lower margin OEM business than we experienced in the first quarter 2004, we expect pre-tax earnings to be in the range of $0.07 to $0.14 per diluted share."

The Company also announced significant changes to its Board of Directors and the adoption of new corporate governance guidelines. The Board changes include the addition of two new independent directors, thus bringing the total number of directors to nine, with a majority of independent directors. The new directors are Joseph A. Savarese and James W. Schwartz, Esq.

Mr. Savarese, age 66, has served over 40 years in the semiconductor and electronics industries in a number of positions with various firms. Most recently, Mr. Savarese was Vice President of Business Development for Electroglas, Inc. from 1994 through his retirement in 2002. Mr. Schwartz, age 69, recently retired as a partner of Saul Ewing LLP, the Company's law firm, where he continues to serve as Special Counsel, and has been advising public companies on various corporate and securities issues for over 40 years.

The Board of Directors also adopted new Corporate Governance Guidelines, reorganized its Board committees, and adopted new committee charters to implement the requirements and principles of the Sarbanes-Oxley Act and the listing standards of Nasdaq. The Company previously had an Executive Committee, an Audit Committee and a Compensation Committee. The actions yesterday included the formation of a Nominating Committee and an Intellectual Property Committee. Mr. Savarese will join the Audit, Compensation and Nominating Committees, and Mr. Schwartz will join the Executive, Audit, Compensation and Nominating Committees. The Company will post the new corporate governance guidelines and committee charters on its website.

In announcing the changes, Alyn Holt, Chairman of the Board of inTEST said, "These initiatives are the culmination of work we began in 2003. The addition of Messrs. Savarese and Schwartz to our Board not only meets the requirements of having a majority of independent directors, but also adds technical, business and legal experience that will further strengthen inTEST as the industry continues its rebound. Our new Corporate Governance Guidelines embrace many practices that are not required of us, but which we view as being 'best practices'."

Investor Conference Call / Webcast Details
inTEST will review first quarter results and discuss management's expectations for the second quarter of 2004 and current views of the industry today, April 28, 2004, at 5PM. The conference call will be available at www.intest.com and by telephone at (973) 935-8504. A replay will be available from 8PM on April 28 through midnight on Wednesday, May 5 at www.intest.com and by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 4682092.

About inTEST Corporation
inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2004	3/30/2003	12//31/2003
Net revenues	$17,008	$ 9,189	$14,845
Gross margin	7,211	2,989	5,920
Operating expenses:
Selling expense	2,705	1,978	2,956
Engineering and product development expense	1,653	1,480	1,745
General and administrative expense	1,736	1,320	1,763
Operating income (loss)	1,117	(1,789)	(544)
Other income	6	35	98
Earnings (loss) before income taxes	1,123	(1,754)	(446)
Income tax expense (benefit)	125	(611)	439
Net earnings (loss)	998	(1,143)	(885)

Net earnings (loss) per share - basic	$0.12	$(0.14)	$(0.11)
Weighted average shares outstanding - basic	8,363	8,324	8,354

Net earnings (loss) per share - diluted	$0.11	$(0.14)	$(0.11)
Weighted average shares outstanding - diluted	8,724	8,324	8,354

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2003	12/31/2003
Cash and cash equivalents	$ 6,027	$ 5,116
Trade accounts and notes receivable, net	10,652	9,183
Inventories	8,549	7,332
Total current assets	26,578	22,939
Net property and equipment	4,283	4,539
Total assets	33,369	29,977
Accounts payable	5,250	3,507
Accrued expenses	3,922	3,391
Total current liabilities	9,628	7,269
Noncurrent liabilities	94	117
Total stockholders' equity	23,647	22,591